Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
OF OPTIUM CORPORATION AND KAI-LIGHT PHOTONICS INC.

The following unaudited pro forma condensed combined financial statements give effect to the transaction between Optium Corporation, and Kai-Light Photonics, Inc., a developer development of optical components for optical networking, using the purchase method of accounting for the business combination.

On May 15, 2007, Optium Corporation consummated the acquisition of Kai-Light Photonics, Inc. (“Kailight”) by the merger (the “Merger”) of CLP Acquisition I Corp. (“Merger Sub”), a wholly owned subsidiary of the Company with and into Kailight pursuant to the Agreement and Plan of Merger by and among the Company, Kailight, Merger Sub and the stockholders’ representatives named therein dated March 27, 2007 (the “Merger Agreement”).  The aggregate purchase price for the Merger was approximately $35 million.  Approximately $3.35 million of the merger consideration is being held in escrow for a one year period to satisfy any claims of indemnification by the Company.  The Merger Agreement provides for a potential earnout of up to $5 million to be paid after the end of January 2009 based on the acquired Kailight operations reaching certain performance milestones.  In connection with the Merger, the Company also assumed specified Kailight options and granted options to purchase shares of the Company’s common stock to the Kailight employees in substitution for such Kailight options.  The Company also satisfied certain Kailight liabilities in connection with the closing of the Merger.  In connection with the Merger, Kailight will be renamed Optium Israel and Sagie Tsadka will become the vice president and general manager of Optium Israel.

The purchase of Kailight was initially reported on a Current Report on Form 8-K filed on May 21, 2007. The Form 8-K is being amended hereby to include the financial statements required by Item 9.01 of Form 8-K.

The transaction will be accounted for as an acquisition of Kailight by Optium under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price has been allocated preliminarily to the net tangible and intangible assets acquired by Optium in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill.

The unaudited pro forma condensed combined financial statements present the acquisition of Kailight under the purchase method of accounting, which reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. The unaudited pro forma condensed combined financial statements reflect the preliminary purchase price allocation based on Optium’s estimate of the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed. This allocation is expected to be finalized by Q4 2008.

The unaudited pro forma condensed combined balance sheet as of April 28, 2007 gives effect to the transaction as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended July 29, 2006 and the nine months ended April 28, 2007 gives effect to the transaction as if it had occurred at the beginning of the period presented.

The financial statements of Kailight included in the pro forma presentations were derived from the accounts of the company.

The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had been consummated on the date indicated, nor is it necessarily indicative of future operating results or financial position.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of Optium and Kailight should be read in conjunction with and are qualified by the historical financial statements and notes thereto of Optium and Kailight. Optium’s historical financial statements are incorporated by reference in Optium’s  Form S-1/A filing dated October 23, 2006 which was declared effective by the Securities and Exchange Commission and Optium’s Quarterly Report on Form 10-Q for the nine months ended April 28, 2007. Kailight’s historical financial statements and related notes thereto are attached as Exhibit 99.2 to this Form 8-K/A.

We cannot assure you that Optium will not incur charges in excess of those included in the pro forma total consideration related to the transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED

Balance Sheet

April 28, 2007

(In thousands, except for share amounts)

	Optium	Kailight			Proforma
	4/28/2007	3/31/2007	Adjustments		4/28/2007
Assets
Current assets:
Cash and cash equivalents	$78,042	$975	$(35,675	)a	$43,342
Short-term investments	23,170				23,170
Accounts receivable, net of allowance	26,857				26,857
Inventories	16,856	226			17,082
Prepaid expenses and other current assets	1,477	183			1,660
Total current assets	146,402	1,384	(35,675)		112,111

Property and equipment, net	7,250	620			7,870
Other assets	274	249			523
Goodwill	11,375		26,522	a	37,897
Total assets	$165,301	$2,253	$(9,153)		$158,401

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$21,781	$288			$22,069
Accrued expenses	2,823	398			3,221
Accrued warranty	305				305
Current portion of debt		41			41

Total current liabilities	24,909	727	0		25,636

Other long-term liabilities	190	1,372			1,562
Total liabilities	25,099	2,099	0		27,198

Total stockholders equity	140,202	154	(9,153	)a	131,203
Total liabilities and stockholders equity (deficit)	$165,301	2,253	$(9,153)		$158,401

See accompanying notes to unaudited pro forma condensed combined financial statements.

a                                          In May 2007, the Company acquired Kailight.  The total purchase price of $35.9 million included $35.0 million in cash, $0.2 million in stock options assumed and estimated direct costs of $0.7 million.

Of the total purchase price, $10.0 million has been allocated preliminarily to in-process research and development and charged to expense and $26.5 million has been allocated preliminarily to Goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED

Statement of Operations

For the nine months ended April 28, 2007

(In thousands)

	Optium	Kailight	Proforma
	Nine months ended	Nine Months ended	Nine Months ended
	April 28, 2007	March 31, 2007	April 28, 2007
Revenue	$98,696	$65	$98,761
Cost of revenue	70,709	37	70,746

Gross profit	27,987	28	28,015
Operating expenses:
Research and product development	9,888	2,635	12,523
Selling, general and administrative	9,897	877	10,774

Total operating expenses	19,785	3,512	23,297

Income (loss) from operations	8,202	(3,484)	4,718
Interest and other income (expense), net	2,491	(4)	2,487

Income (loss) before income tax expense	10,693	(3,488)	7,205
Income tax expense	654	60	714

Net income (loss)	10,039	$(3,548)	$6,491

Basic EPS	0.57		0.37
Basic weighted shares	17,576		17,576

Diluted EPS	0.41		0.26
Diluted weighted shares	24,639		24,794

UNAUDITED PRO FORMA CONDENSED COMBINED

Statement of Operations

For the year ended July 29, 2006

(In thousands, except per share data)

	Optium	Kailight			Proforma
	Fiscal Year ended	12 months ended			Year ended
	July 29, 2006	June 30, 2006	Adjustments		July 29, 2006
Revenue	$69,477	$33			$69,510
Cost of revenue	51,952	119			52,071

Gross profit	17,525	(86)			17,439
Operating expenses:
Research and product development	8,491	2,350			10,841
Acquired in-process research and development	11,187	0	(11,187	)A	0
Selling, general and administrative	6,062	533			6,595

Total operating expenses	25,740	2,883	(11,187)		17,436

Income (loss) from operations	(8,215)	(2,969)	11,187		3
Interest and other income (expense), net	211	217			428

Income (loss) before income tax expense	(8,004)	(2,752)	11,187		431
Income tax expense	119	113			232

Net income (loss)	$(8,123)	$(2,865)	$11,187		$199

Basic net (loss) income per share	$(3.68)				$0.09
Basic weighted average common shares outstanding	2,206				2,206

Diluted net (income) loss per share	$(3.68)				$0.01
Diluted weighted average common shares outstanding	2,206				20,103

See accompanying notes to unaudited pro forma condensed combined financial statements

A             Amount represents In Process Research and Development related to the acquisition of Engana Ltd.